PENINSULA GAMING, LLC REPORTS RECORD THIRD QUARTER 2007 RESULTS

Net Revenues of $67.6 million for the three month period and $192.9 million for the nine month period ended September 30, 2007

Consolidated Property Adjusted EBITDA of $23.5 million for three month period and $65.2 million for the nine month period and ended September 30, 2007

DUBUQUE, IA, November 13, 2007– Peninsula Gaming, LLC (the “Company”) today reported financial results for the third quarter and nine months ended September 30, 2007.   The Company is the parent of (i) The Old Evangeline Downs, LLC (“EVD”), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa, and (iii) Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

Third Quarter Results

Net revenues were $67.6 million, Consolidated Property Adjusted EBITDA(1)  was $23.5 million and consolidated Adjusted EBITDA (1) was $20.5 million. The third quarter’s results reflect continued strong performances at EVD and DJW offset by performance at DJL.  DJL, consistent with the past few quarters, continued to feel the impact of increased competition from the expansion of a local competitor.    For the third quarter of 2006, consolidated revenues were $62.8 million, Consolidated Property Adjusted EBITDA(1) was $20.8 million and consolidated Adjusted EBITDA(1) was $18.1 million.

For the third quarter 2007, on a generally accepted accounting principles (“GAAP”) basis, the Company reported net income of $0.5 million.  The 2007 third quarter results reflect a $1.8 million increase in interest expense primarily related to the issuance of senior secured notes in August 2006 to finance, in part, the expansion of the DJW casino and in December 2006 to assist in financing the DJL land-based casino project and the proposed hotel and event center development at EVD. GAAP net income for the 2006 third quarter was $2.5 million.

The Company ended the quarter with $67.2 million in cash, $4.7 million of which was restricted.  Total debt outstanding was $364.1 million.  Including outstanding letters of credit, EVD and DJL had $64.0 million available under their $65.0 million revolving credit facility, and DJW had $4.3 million available under its $5.0 million revolving credit facility.

During the third quarter of 2007, the Company had cash outflows of $6.7 million related to capital expenditures.  Of this amount, $2.5 million related to construction and development activities surrounding the casino expansion at DJW, $2.0 million related to construction and development activities surrounding the new casino project at DJL, and $0.3 million related to construction and development activities at EVD with respect to (i) a proposed new hotel and event center and (ii) the expansion of our existing OTB in Henderson, Louisiana to allow for the addition of 44 video poker machines.  In addition, the Company had maintenance capital expenditures at its three properties of approximately $1.9 million.

Nine-Month Results

For the nine months ended September 30, 2007, consolidated net revenues were $192.9 million, Consolidated Property Adjusted EBITDA(1) was $65.2 million and consolidated Adjusted EBITDA(1) was $53.0 million.  The nine-month results reflect strong performances at EVD and DJW, with DJL continuing to see the impact of increased competition from the expansion of a local competitor as well as the opening of a new casino facility in the Eastern Iowa market.  For the nine months ended September 30, 2006, consolidated net revenues were $178.1 million, Consolidated Property Adjusted EBITDA(1) was $58.2 million and consolidated Adjusted EBITDA(1) was $51.3 million.

On a GAAP basis, for the first nine months of 2007, the Company reported break even net income. The 2007 results reflect a $3.8 million increase in non-cash charges at the corporate level related to equity incentive grants and increased interest expense of $5.8 million primarily related to the additional debt issued in 2006 discussed previously.  GAAP net income for the first nine months of 2006 was $7.5 million.

Property Highlights

Evangeline Downs Racetrack and Casino

For the third quarter of 2007, EVD’s net revenues were $33.9 million, an increase of 3% from $32.9 million in the third quarter of 2006.  Net revenues for the quarter include casino revenues of $26.8 million, racing and off-track betting revenues of $5.4 million, video poker revenues of $1.1 million, and food and beverage and other revenues of $3.0 million, less promotional allowances of $2.4 million.  Adjusted EBITDA at EVD increased $1.6 million, or 19%, to $9.9 million from $8.3 million in the third quarter of 2006.  This increase is primarily attributable to a $1.0 million increase in net revenues as well as a $1.4 million decrease in general and administrative expenses which is primarily related to a decrease in general marketing promotions and advertising costs and a decrease in sales and use tax expense. During the three months ended September 30, 2006, EVD recorded approximately $0.6 million in selling, general and administrative expenses related to estimated state and local sales taxes for the period January 1, 2002 through September 30, 2006.

Diamond Jo Worth

Net revenues at DJW during the third quarter of 2007 were $22.7 million, an increase of $4.1 million from the third quarter of 2006 due primarily to the opening of the casino expansion in April 2007.   Net revenues include casino revenues of $20.8 million, food and beverage revenues of $0.9 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.4 million, less promotional allowances of $1.4 million.  As a result of the increased net revenues,

Adjusted EBITDA at DJW increased $1.4 million to $9.6 million from $8.2 million in the third quarter of 2006.

Diamond Jo Dubuque

Net revenues at DJL decreased 3% to $11.0 million from $11.3 million in the third quarter 2006.  Net revenues include casino revenue of $11.0 million and food and beverage and other revenues of $1.2 million, less promotional allowances of $1.2 million.  Adjusted EBITDA at DJL decreased to $3.9 million from $4.3 million in the third quarter of 2006.  We believe the decrease was attributable to increased competition resulting from the expansion of a local competitor’s facility.

Non-GAAP Financial Measures

(1)  We define EBITDA as earnings before interest, taxes, and depreciation and amortization (including impairment charges).  We define Adjusted EBITDA as EBITDA adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA at EVD, DJW and DJL. We believe that Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds.  We believe that Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.  However, EBITDA, Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States (GAAP).  Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA or Consolidated Property Adjusted EBITDA.  Because Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some, but not all, items that affect net income, the use of these measures may vary among companies and as presented by the Company may not be comparable to similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
REVENUES:
Casino	$58,590	$54,007	$168,774	$150,326
Racing	5,422	5,330	15,542	18,562
Video poker	1,123	1,045	3,317	2,667
Food and beverage	4,308	4,123	11,980	11,747
Other	3,206	3,013	8,505	7,846
Less promotional allowances	(5,090)	(4,720)	(15,230)	(13,074)
Total net revenues	67,559	62,798	192,888	178,074

EXPENSES:
Casino	24,090	21,493	70,737	63,322
Racing	4,511	4,716	12,784	15,685
Video poker	1,001	891	2,693	2,139
Food and beverage	3,300	3,106	9,369	8,892
Other	2,256	2,023	5,484	5,181
Selling, general and administrative	11,912	12,511	38,777	31,555
Depreciation and amortization	5,571	5,379	15,625	15,188
Pre-opening expense	22	86	264	960
Development expense	19	275	1,803	405
Affiliate management fees	1,483	1,233	4,056	3,267
Loss on sale of assets	2,881	105	2,978	148
Total expenses	57,046	51,818	164,570	146,742

INCOME FROM OPERATIONS	10,513	10,980	28,318	31,332

OTHER INCOME (EXPENSE):
Interest income	533	216	1,832	532
Interest expense, net of amounts capitalized	(10,512)	(8,605)	(30,123)	(24,090)
Interest expense related to preferred member’s interest, redeemable	-	(90)	-	(270)
Total other expense	(9,979)	(8,479)	(28,291)	(23,828)

NET INCOME	$534	$2,501	$27	$7,504

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Adjusted EBITDA to Net Income:

	Adjusted EBITDA Three Months Ended September 30, (1)		Adjusted EBITDA Nine Months Ended September 30, (1)
	2007	2006	2007	2006
Diamond Jo Dubuque	$3,910	$4,291	$10,194	$11,723
Diamond Jo Worth	9,641	8,182	24,353	15,925
Evangeline Downs	9,927	8,322	30,624	30,552
Consolidated Property Adjusted EBITDA (1)	23,478	20,795	65,171	58,200
General corporate	(2,989)	(2,737)	(12,127)	(6,900)
Adjusted EBITDA (1)	20,489	18,058	53,044	51,300
General corporate:
Depreciation and amortization	(11)	(3)	(33)	(3)
Affiliate management fees	(93)	(87)	(284)	(227)
Interest income	246	-	755	-
Diamond Jo:
Depreciation and amortization	(1,162)	(981)	(3,549)	(2,950)
Development expense	(19)	(198)	(1,735)	(252)
Pre-opening expense	(21)	-	(44)	-
Loss on disposal of assets	(7)	(42)	(83)	(16)
Interest expense, net	(2,512)	(2,331)	(7,585)	(7,031)
Diamond Jo Worth:
Depreciation and amortization	(2,155)	(1,199)	(5,159)	(2,295)
Development expense	-	-	-	(44)
Pre-opening expense	-	(86)	(195)	(941)
Affiliate management fees	(922)	(750)	(2,337)	(1,594)
Loss on disposal of assets	(285)	-	(285)	(75)
Interest expense, net	(3,575)	(1,307)	(9,020)	(2,896)
Evangeline Downs:
Depreciation and amortization	(2,243)	(3,196)	(6,884)	(9,940)
Development expense	-	(77)	(68)	(109)
Pre-opening expense	(1)	-	(25)	(19)
Affiliate management fees	(468)	(396)	(1,435)	(1,446)
Loss on disposal of assets	(2,589)	(63)	(2,610)	(57)
Interest expense, net	(4,138)	(4,841)	(12,441)	(13,901)
Net income	$534	$2,501	$27	$7,504

Contacts:

         Peninsula Gaming, LLC
         Natalie A. Schramm, 563-690-2120